STRICTLY PRIVATE AND CONFIDENTIAL

Discussion Materials for Ad Hoc Committee

August 6, 2015

Morgan Stanley

Wachtell, Lipton, Rosen & Katz

Recent Bid-Ask (Oral) and Strawman Response

		Bessemer Counter (July 15, 2015)	Hubbell Response (July 29, 2015)	Bessemer Counter (August 5, 2015)	Proposed Strawman Response
Economics	Exchange Ratio	• 1.00x	• 1.00x	• 1.00x	• 1.00x
	Cash Premium	• 35% of Class B price at announcement • Implies $37.53 / share	• 26% of Class B price at announcement • Implies $27.31 / share	• 32% of Class B price at announcement • Implies $33.61 / share	• $28 / share • Implies 26.7% premium
	Implied Package Value	• Implied ~$145 / share (on July 15) • Currently implies $141.78 / share	• Currently implies $132.33 / share	• Currently implies $138.63 / share	• Currently implies $133.02 / share
	Differential Consideration	• Same consideration for all A's	• Same consideration for all A's	• Same consideration for all A's	• Same consideration for all A's
Other Terms	Vote	• Class B vote	• Class B vote	• Class B vote	• Class B vote
	Ability to Terminate to Accept Superior Bid for Trusts Shares	• Yes	• No	• No	• No
	Ability to Terminate for Proposal to Acquire the Company	• Trusts: Yes	• Trusts: Yes, subject to certain conditions (1)(2)	• Trusts: Yes, subject to certain conditions (1)(2)	• Trusts: Yes, subject to certain conditions (1)(2) • Company: Yes
	Structural Profile	• No new takeover defenses	• Willing to drop consideration of a staggered board • Trusts agree to a [two] year standstill from acquiring shares and taking hostile actions	• Will not restrict Board's ability to implement pill • Open to considering standstill from acquiring shares and taking hostile actions	• Trusts agree to a two year standstill from acquiring shares and taking hostile actions
	Expense Reimbursement	• Yes	• No	• Yes	• Considering reimbursement of up to $[2]MM
	Return of Capital	• Supportive of buyback including to achieve accretion	• Intend to pursue buyback including to achieve accretion (details depend on factors such as cash position, outlook and market prices at the time)	• Supportive of buyback including to achieve accretion	• Intend to pursue buyback including to achieve accretion

Morgan Stanley | Wachtell, Lipton, Rosen & Katz

Notes

1. If the Company receives a 3rd party binding acquisition proposal for all of the shares (unsolicited by the Trusts), the Trusts determine in good faith that the proposal is "superior" to the reclassification for the Trusts, and the proposal meets various criteria (including offering the same consideration to all shareholders), then the Trusts can terminate the recap agreement and support the superior proposal
2. The Company / board would have no obligation in such a case to support or recommend in favor of the proposal or negotiate with the party making the proposal

Package Value Sensitivity

1:1 Exchange + Cash Premium

- Analysis evaluates economics at range of package values by sensitizing cash premium relative to Class B shares

Implied Premium Sensitivity

Class B Share Price	$28 / Share Cash Premium
$95	29.5%
$100	28.0%
$105	26.7%
$110	25.5%

			Proposed Strawman						Aug. 5, 2015 Bessemer Counter
Total "Package Value" per Share		**$132.33**	**$133.02**	**$133.38**	**$134.43**	**$135.48**	**$136.53**	**$137.58**	**$138.63**
Conversion Ratio (Class B per Class A)		1.00x	1.00x	1.00x	1.00x	1.00x	1.00x	1.00x	1.00x
Class B Current Market Price [(1)]		$105.02	$105.02	$105.02	$105.02	$105.02	$105.02	$105.02	$105.02
Implied Cash Premium		$27.31	$28.00	$28.36	$29.41	$30.46	$31.51	$32.56	$33.61
Cash Premium as a % of Class B Market Price		*26.0%*	*26.7%*	*27.0%*	*28.0%*	*29.0%*	*30.0%*	*31.0%*	*32.0%*
Implied Total "Package Value" per Share		$132.33	$133.02	$133.38	$134.43	$135.48	$136.53	$137.58	$138.63
Implied "Package Value" Premium to Class A Market Price		*32.5%*	*33.2%*	*33.5%*	*34.6%*	*35.6%*	*36.7%*	*37.7%*	*38.8%*
Implied "Package Value" Premium to Class B Market Price		*26.0%*	*26.7%*	*27.0%*	*28.0%*	*29.0%*	*30.0%*	*31.0%*	*32.0%*
Pro Forma Equity Ownership	Pre-Reclassification Economics								
Non-Trust Class A Shareholders	6.4%	6.4%	6.4%	6.4%	6.4%	6.4%	6.4%	6.4%	6.4%
Trust Class A Shareholders	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%	6.0%
Total Class A Shareholders	**12.4%**	**12.4%**	12.4%	**12.4%**	**12.4%**	**12.4%**	**12.4%**	**12.4%**	**12.4%**
Class B Shareholders	87.6%	87.6%	87.6%	87.6%	87.6%	87.6%	87.6%	87.6%	87.6%
Memo: Decline in Bessemer # of Shares Pre vs. Post Reclass.		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Reference Data	Pre-Reclassification								
Aggregate Premium as % of Total Equity Value		3.2%	3.3%	3.4%	3.5%	3.6%	3.7%	3.9%	4.0%
Current Market Value Accretion / (Dilution) [(2)]		(4.0%)	(4.0%)	(4.1%)	(4.2%)	(4.3%)	(4.5%)	(4.6%)	(4.7%)
Total Cash Spent ($MM)		196	201	203	211	218	226	233	241
Pro Forma Net Debt / EBITDA [(3)]	0.2x	0.6x	0.6x	0.6x	0.6x	0.6x	0.6x	0.6x	0.6x
EPS Accretion / (Dilution) [(4)]		(0.2%)	(0.2%)	(0.2%)	(0.2%)	(0.2%)	(0.2%)	(0.2%)	(0.2%)

Notes
1. As of 8/5/2015
2. Current Market Value Accretion / Dilution = (((Current Equity Value – (Cash Spent + Fees)) / (Total Shares Outstanding – Shares Redeemed)) / Current Class B Price) - 1
3. Based on LTM EBITDA of $600MM
4. Accretion / (dilution) based on IBES consensus EPS estimates for 2016E; Assumes transaction at beginning of year for illustrative purposes; Assumes no incremental buyback

Disclaimer

We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately.

We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance.

This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates.

Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein.

Morgan Stanley | Wachtell, Lipton, Rosen & Katz